UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2017

EPAM SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35418	223536104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Suite 202 Newtown, Pennsylvania		18940
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 267-759-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers

On March 29, 2017, EPAM Systems, Inc. (“EPAM” or the “Company”) announced that Jason Peterson will join the Company, effective on or about April 5, 2017. As part of an orderly transition, Mr. Peterson will succeed Anthony Conte as the Company’s Chief Financial Officer immediately after the filing of the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017. In the interim period beginning April 5, 2017 until he assumes the Chief Financial Officer role, Mr. Peterson will serve as Senior Director - Finance. Mr. Peterson will also succeed Mr. Conte as the Company’s principal financial officer for Securities and Exchange Commission reporting purposes. Mr. Conte, who previously announced his intention to resign from the Company, will remain in an advisory role until on or about August 10, 2017, and will work closely with Mr. Peterson to ensure a seamless transition.
Mr. Peterson, 54, will join EPAM with 25 years of finance experience. For the last nine years he was employed by Cognizant Technology Solutions. In his most recent role, he was Vice President of Finance, M&A and Due Diligence, which he held while leading a large-scale corporate business process transformation program. Prior to that, he was CFO of the Emerging Business Accelerator and led the Corporate Financial Planning and Analysis Function. Mr. Peterson holds an MBA from Columbia Business School and a Bachelor’s Degree in economics from Claremont McKenna College.
In connection Mr. Peterson’s employment, on March 16, 2017, the Company entered into an offer letter agreement with him (the “Offer Letter”). Under the Offer Letter, Mr. Peterson will be paid an annual base salary of $350,000 and will have an annual target bonus of $200,000. Mr. Peterson will receive an initial equity grant of evenly split restricted stock units (“RSUs”) and options to purchase shares of the Company’s common stock (“Stock Options”) equal to $1,3000,000 of value, of which $600,000 of value will be a sign on equity grant and $700,000 of value will be Mr. Peterson’s annual grant for 2017. Starting in 2018, Mr. Peterson will have an annual opportunity to receive an equity grant, under the terms of the EPAM Systems, Inc. 2015 Long Term Incentive Plan, with a target value of equity awards equal to $700,000. Provided that he executes a standard release of claims and one year non-compete agreement, in the event of a termination of his employment without Cause or for Good Reason (each, as defined in the Form of RSU Award Agreement currently filed with the SEC), Mr. Peterson will receive severance equal to 12 months base salary and accelerated vesting of 50% of his then outstanding equity. Mr. Peterson will be eligible to participate in other compensation plans or arrangements available to EPAM’s U.S.-based employees. The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference.
There is no family relationship between Mr. Peterson and any of our other executive officers and directors. There are no related person transactions (within the meaning of 404(a) of Regulation S-K) between Mr. Peterson and EPAM or any of its subsidiaries.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1    Offer Letter by and between Jason Peterson and EPAM Systems, Inc. dated March 16, 2017
99.1    Press release of EPAM Systems, Inc. dated March 29, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPAM Systems, Inc.

Date:	March 29, 2017	By:	/s/ GINGER MOSIER
			Name:	Ginger Mosier
			Title:	Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1 99.1	Offer Letter by and between Jason Peterson and EPAM Systems, Inc. dated March 16, 2017 Press release of EPAM Systems, Inc. dated March 29, 2017